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                                                                EXHIBIT 10.5







                            DATED AS OF JULY 1, 1997



                              AMENDED AND RESTATED
                               SERVICE AGREEMENT



                 PLD TELEKOM INC.                          (1)

                 SIMON EDWARDS                             (2)
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DATED AS OF July 1, 1997


PARTIES

(1) PLD TELEKOM INC., a corporation incorporated under the laws of the State of Delaware, whose registered office is at c/o CT Corporation System, Inc., 1209 Orange Street, Wilmington, Delaware ("the Company"); and

(2)      SIMON EDWARDS of 45 West 67th Street, New York, New York ("the
         Executive").

RECITALS

         The Company and the Executive were parties to a Service Agreement dated as of October 1, 1995 (the "First Agreement") and the Executive and PLD Management Services Limited, an English company and a wholly-owned subsidiary of the Company ("PLDMS"), were parties to a second Service Agreement also dated as of October 1, 1995 (the "Second Agreement").

         As a result of the Company's continuance to Delaware and the Executive's transfer to the United States, the Second Agreement is being concluded by agreement of the parties thereto effective as of the close of business on June 30, 1997 and the Company and the Executive are entering into this Amended and Restated Service Agreement with a view to amending and restating the terms of the First Agreement in their entirety, inter alia, to incorporate the salary and other compensation and benefits previously being provided under the Second Agreement, and to make various other changes to reflect the fact that the Company is now a Delaware corporation.

INTERPRETATION

(3) In this Agreement, unless the context otherwise requires, the following expressions have the meanings set out below:
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         the Appointment                   the employment of the Executive
                                           pursuant to this Agreement;

         the Board                         the board of directors of the
                                           Company for the time being
                                           (including any committee of the
                                           Board);

         the Commencement Date             October 1, 1995;

         Compensation Committee            a committee of the Board which
                                           determines the annual sum (inclusive
                                           of any bonuses and other
                                           remuneration) payable to the
                                           Executive and other officers and of
                                           which a majority consists of
                                           non-executive directors;

         Confidential Information          all information which may be
                                           imparted in confidence or be of a
                                           confidential nature relating to the
                                           business or prospective business,
                                           plans or internal affairs of the
                                           Company or any Group Company and in
                                           particular all Know-how, Marketing
                                           Information, trade secrets,
                                           unpublished information relating to
                                           the Company's or any Group Company's
                                           intellectual property and any other
                                           confidential commercial, financial
                                           or technical information relating to
                                           the business of the Company or any
                                           Group Company or to any customer or
                                           supplier, officer or employee of the
                                           Company or Group Company or to any
                                           member or person interested in the
                                           share capital of the Company or any
                                           Group Company;

         Documents                         documents, disks, memory, notebooks,
                                           tapes or any other medium, whether
                                           or not eye-readable, on which
                                           information may from time to time be
                                           recorded;

         the Effective Date                July 1, 1997
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                                      -3-

         Group Company                     any company which directly or
                                           indirectly controls, is controlled
                                           by, or is under common control with
                                           the Company, and references to the
                                           "Group Companies" shall be construed
                                           accordingly, provided that for
                                           greater certainty "Group Company"
                                           shall include BECET International
                                           and Teleport-TP;

         Know-how information comprised in formulae, specifications, designs, drawings, component lists, software (or pre-cursor documents), databases, manuals, instructions and catalogues held in whatever form relating to the creation, production or supply of any products or services by the Company or any Group Company, or by or to any of the suppliers, customers, partners or joint ventures of such company;

         Marketing Information             information relating to the
                                           marketing or sales of any products
                                           or services of the Company or any
                                           Group Company, including lists of
                                           customers' and suppliers' names,
                                           addresses and contacts, sales
                                           targets and statistics, market share
                                           and pricing statistics, marketing
                                           surveys, research and reports;

         Permitted Interest                an interest in any class of shares
                                           or other securities of any company
                                           which are traded on a recognized
                                           investment exchange which amount to
                                           not more than five percent of such
                                           class of issued shares or securities
                                           and an interest in any units of any
                                           authorized unit trust;

         Termination Amount                an amount equal to the amount
                                           arrived at by multiplying by 2.0 (or
                                           such other amount as may be agreed
                                           by the Board and the Executive) the
                                           aggregate total of the amount
                                           payable to the Executive under
                                           Clause 4.1 hereof at the rate in
                                           force at the date that the
                                           calculation falls to be made and
                                           deducting
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                                      -4-

                                           therefrom any taxation or other
                                           withholdings required by law; and

         Termination Date                  the date of termination or
                                           expiration of the Appointment
                                           howsoever occurring.

(4) The expressions "subsidiary" and "affiliate" have the meanings given to them by the Delaware General Corporation Law or, in the absence thereof, under Delaware law.

(5) References to Clauses and Parties are respectively to Clauses of and the Parties to this Agreement.

(6) References to any enactment are to be construed as referring also to any enactment or re-enactment thereof (whether before or after the date hereof), and to any previous enactment which such enactment has replaced (with or without amendment provided that the amendment does not change the law as at the date hereof) and to any regulation or order made thereunder.

OPERATIVE PROVISIONS

1.       JOB TITLE

         The Company shall employ the Executive and the Executive shall serve the Company as Chief Financial Officer.

2.       PERIOD OF ENGAGEMENT

         2.1 The Appointment commenced on the Commencement Date and the amendments made hereby shall be effective as of the Effective Date. Unless terminated earlier under Clause 9, the Appointment will continue until terminated by either Party giving to the other not less than six (6) months' notice in writing.
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                                      -5-

         2.2 The Company (and any relevant Group Company) shall not be obliged to provide work to the Executive at any time after notice of termination of the Appointment shall have been given by either Party and the Company may, in its discretion, take any one or more of the following steps in respect of all or part of an unexpired period of notice:


                 (a) require the Executive to comply with such conditions as it may specify in relation to attending at, or remaining away from, the place(s) of business of the Company and the Group Companies; or

                 (b) withdraw any powers vested in, or duties assigned to, the Executive.

         2.3 Should the Company give notice of termination of the Appointment other than pursuant to Clause 9.1 (and whether or not in accordance with Clause 2.1), the Company shall forthwith upon giving such notice pay to the Executive the Termination Amount. The Executive shall have no obligation to mitigate in respect of such payment.

         2.4 The Company reserves the right at its sole discretion, should the Executive give notice of termination of the Appointment in accordance with Clause 2.1, to terminate the Appointment with immediate effect upon payment to the Executive of a lump sum by way of six months' gross salary (defined as the amount payable under Sections 4.1 and 4.2) in lieu of notice, which sum shall be deemed to be accepted for all purposes by the Executive as satisfaction in full of all claims in relation to the Appointment or otherwise.

3.       DUTIES

         3.1 During the term of the Appointment, the Executive shall have the following duties and obligations:

                 (a) to serve the Company as Chief Financial Officer; and to carry out such other duties and responsibilities as may reasonably and lawfully be
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                                      -6-

                          delegated to him by the Chief Executive Officer or the Board from time to time during the Appointment;

                 (b) at all times to use all reasonable endeavors to promote the interests and maintain the goodwill of the Company and any other Group Company and not knowingly to do anything which is materially prejudicial or detrimental to the Company or any Group Company;

                 (c) to faithfully and diligently perform his duties and carry out such powers and functions as may from time to time be vested in him by or under the authority of the Chief Executive Officer or the Board;

                 (d) to devote such time and attention as is necessary and the full benefit of his knowledge, expertise and skills in the proper performance of his duties (unless on holiday as permitted by this Agreement or prevented by ill health or accident);

                 (e) to give (in writing if so requested) to the Chief Executive Officer, or the Board, or to such person(s) as the Chief Executive Officer or the Board may direct, such information and explanations regarding the affairs of the Company or any other Group Company or matters relating to the Appointment as the Board may require; and

                 (f) to comply with any applicable code relating to dealings in securities of the Company and with all lawful directions from time to time given to the Executive by or under the authority of the Chief Executive Officer or the Board and, save as inconsistent with the express terms of this Agreement, all applicable rules and regulations from time to time laid down by the Company concerning its employees.

         3.2 Subject to the provisions of Clause 3.1, the Executive shall have such powers and do such acts in the ordinary course of business carried on by the Company as the
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                                      -7-

                 Chief Executive Officer or the Board may from time to time delegate to the Executive.

         3.3 The Executive acknowledges that the executive offices of the Company are in New York City, New York, U.S.A. and that the Executive shall attend and work at any of the Company's locations (whether within or outside the United States, the Commonwealth of Independent States or the United Kingdom) in the manner and on the occasions reasonably required from time to time by the Board.

         3.4 The Chief Executive Officer or the Board may require the Executive to perform services for any Group Company wherever situated and without further fees or remuneration and any duties that he may have under this Agreement will be deemed to extend to such Group Company.

         3.5 The hours of work of the Executive are not fixed but are the usual working hours of the Company and such additional hours as may be necessary to enable him properly to discharge his duties.

         3.6     The Executive shall:

                 (a) at the request and expense of the Company, submit annually to a medical examination by a medical practitioner nominated by the Company as part of a health screening program and for insurance purposes; and

                 (b) authorize such medical practitioner to disclose to or discuss with the Company's medical advisor any matters arising from such examination; and the Company's medical advisor may notify the Board of any serious matter if, in his opinion, it might materially and adversely affect the health of the Executive or the proper discharge of his duties, provided that the Company shall not disclose to any third party any matters arising from such examination without the previous consent in writing of the Executive.
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                                      -8-

4.       PAY AND EXPENSES

         4.1 The Company shall pay to the Executive for the proper performance of his duties under this Agreement for the balance of 1997 and thereafter a salary at an annual rate of $325,000 (or such higher rate as the Company may from time to time notify in writing to the Executive).

         4.2 Until the Termination Date, the Company shall pay to the Executive (or as the Executive may otherwise direct) 20% of the amount due under Clause 4.1 annually, in lieu of all pension, social and other benefits whatsoever. Such amount shall be paid at the direction of the Executive in monthly installments.

         4.3     The salary payable to the Executive will:

                 (a) accrue from day to day and be payable by equal monthly installments in arrears by not later than the last working day of each month,

                 (b) notwithstanding anything to the contrary contained in the Articles of Incorporation of the Company or equivalent charter document of any other Group Company, be inclusive of any other fees or remuneration of any description which the Executive might be entitled to receive from the Company or any Group Company or any other company or association in which the Executive holds office as a nominee or representative of the Company or any Group Company (and the Executive shall, at the discretion of the Board, either waive his right to any such remuneration or account to the Company for the same forthwith upon receipt);

                 (c) be paid by credit transfer to the account nominated by the Executive from time to time; and

                 (d) be capable of set-off by the Company from time to time against any liability of the Executive to the Company.

                 All payments to the Executive shall be subject to applicable source deduction and withholding taxes.
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                                      -9-

         4.4 From time to time (but not less frequently than April 30 of each year of this Agreement) all compensation to the Executive (including without limitation salary, bonuses and equity compensation arrangements) shall be reviewed by the Compensation Committee. Increases or awards are not automatic but will be based on such factors as the Compensation Committee may consider relevant, provided it is acknowledged that increases or awards are solely in the discretion of such Committee and are not required under this Agreement.
                 Increases or awards shall to the extent applicable be retroactive to the preceding January 1.

         4.5 The Executive hereby authorizes the Company to deduct from any remuneration accrued and due to him under the terms of this Agreement (whether or not actually paid during the Appointment) or from any pay in lieu of notice:

                 (a) any overpayment (whether of salary or expenses or otherwise) or payment made to the Executive by mistake or through any misrepresentation; and

                 (b) any debt owed by the Executive to the Company or any Group Company.

                 Provided that in the case of a debt owed to any Group Company the Company shall obtain for the benefit of the Executive a release of such debt from such Group Company.

         4.6 The Company shall repay to the Executive or (at the option of the Executive) pay all reasonable travelling, hotel, accommodation and other expenses properly incurred by the Executive in or about the performance of the Executive's duties, subject to the Executive having delivered to the Company such form(s) and vouchers or other evidence of actual payment of such expenses as the Company may from time to time require.

5.       HOLIDAY

         5.1 In addition to the usual public and bank holidays, the Executive shall be entitled to 25 days' paid holiday in each holiday year (and pro rata for part of each holiday year worked) to be taken at such time or times as shall be agreed by the Board.
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                                      -10-

         5.2 The holiday year runs from 1 January each year to the following 31 December. No holiday entitlement may be carried forward from one holiday year to the next and no money will be paid in lieu of any such untaken holiday entitlement.

         5.3 Upon termination of the Appointment, other than pursuant to Clause 9.1, the Executive's entitlement to holiday will be calculated on the basis of two days for each calendar month of service completed during the holiday year in which termination occurs and the Company shall make a payment in lieu of untaken holiday entitlement.

6.       CONFIDENTIALITY

         6.1 Neither during the continuance of the Appointment, other than in the proper course of the Executive's duties and for the benefit of the Company, nor after the Termination Date for any reason whatsoever, shall the Executive:

                 (a) use, disclose or communicate to any person any Confidential Information which he shall have come to know or have received or obtained at any time (before or after the date of this Agreement) by reason of or in connection with this Appointment; or

                 (b) copy or reproduce in any form or by or on any media or device or allow others access to or to copy or reproduce Documents containing Confidential Information.

         6.2 The Executive acknowledges that all Documents containing Confidential Information at any time in his control or possession are and shall at all times remain the absolute property of the Company and the Executive undertakes, both during the Appointment and after the Termination Date:

                 (a) to exercise due care and diligence to avoid any unauthorized publication, disclosure or use of Confidential Information and any Documents containing or referring to it;
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                                      -11-

                 (b) at the direction of the Board, to deliver up any Confidential Information (including all copies of all Documents whether or not lawfully made or obtained) or to delete Confidential Information from any re-usable medium; and

                 (c) to do such things and sign such documents at the expense of the Company as shall be reasonably necessary to give effect to this Clause and/or to provide evidence that it has been complied with.

         6.3     The restrictions in Clause 6.1:

                 (a) will not restrict the Executive from disclosing (but only to the proper recipient) any Confidential Information which the Executive is required to disclose by law or any order of the court or any relevant regulatory body (including any stock exchange upon which the shares or other securities of the Company are or are proposed to be traded), provided that the Executive shall, unless obliged by law, have given prior written notice to the Company of the requirement and of the information to be disclosed and allowed the Company an opportunity to comment on the requirement before making the disclosure, and

                 (b) will not apply to Confidential Information which is or which comes into the public domain otherwise than as a result of an unauthorized disclosure by the Executive or any other person who owes the Company an obligation of confidentiality in relation to the information disclosed.

         6.4 The Executive acknowledges that the restrictions set out in this Clause 6 are without prejudice to any other duties of confidentiality owed to the Company whether express or implied and are to survive the termination of the Appointment (howsoever arising).
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                                      -12-

7.       FURTHER RESTRICTIONS

         7.1     Unless agreed by the Board in advance, the Executive shall not
                 (a) during the Appointment carry on or be concerned, engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any trade or business other than that of the Company and shall not engage in any other activity which the Company reasonably considers may impair his ability to perform his duties under this Agreement; and (b) for a period of equal to the greater of (i) twelve months following the Termination Date and (ii) the period the Executive receives remuneration hereunder following the Termination Date, carry on or be concerned, engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any trade or business which is in competition with the business of the Company or any Group Company carried on at the Termination Date in any country in which the Company (or any entity in which the Company has a greater than 25 % economic interest) operates; provided that the foregoing shall not apply to a Permitted Interest.

         7.2 The Executive shall not during the Appointment and for a period of six months thereafter either on his own behalf or on behalf of any person, firm or company:

                 (a) solicit or endeavor to entice away from the Company an actual employee, or discourage from being employed by the Company any person who, to the knowledge of the Executive, is an employee or a prospective employee of the Company; or

                 (b) employ or procure another person to employ any such person.

         7.3 The restrictions set out in this Clause 7 are without prejudice to any other fiduciary duties owed to the Company whether express or implied.
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8.       ABSENCE, ILLNESS AND INCAPACITY

         8.1 If at any time the Executive is prevented by reason of ill-health, accident or other incapacity from properly performing his duties he shall promptly furnish to the Company, if required, evidence of such incapacity in a form reasonably satisfactory to the Board.

         8.2 The Company shall pay the Executive the amounts payable under Clauses 4.1 and 4.2 for the first 180 days in aggregate in any calendar year of absence due to illness or other incapacity of the Executive, but shall not be required to pay the Executive any salary or other remuneration for any further periods of such absence in any calendar year, although it may at its discretion do so.

         8.3 The Company shall provide long-term disability coverage which shall provide for disability payments in an amount not less than 40% of basic salary commencing after the Executive has been incapacitated from properly performing his duties for a period of 180 days.

9.       TERMINATION

         9.1 The Company may at any time terminate the Appointment with immediate effect (or any such longer period of notice as the Company shall see fit) by giving the Executive written notice in any of the following events:

                 (a) If the Executive at the time the notice is given is prevented by reason of ill health or accident or other incapacity from properly performing his duties and has been so prevented (whether by the same or another reason) for at least a continuous period of 180 days or for an aggregate period of at least 180 days (whether or not, in either case, working days) in the preceding twelve months:

                 (b)      If the Executive shall have:
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                                      -14-

                          (i) been guilty of gross default or gross misconduct in respect of his duties hereunder or otherwise as a director or officer of the Company or any Group Company;

                          (ii)    committed any material breach or
                                  non-observance or, after having been given warning in writing, any repeated or continued material breach or material non-observance of any of his duties or any of his express or implied obligations arising from the Appointment or otherwise as a director or officer of the Company or Group Company including refusing to comply with any proper, reasonable and lawful instructions given to him by the Board;

                          (iii) been guilty of conduct or permitted or suffered events tending in the reasonable opinion of the Board to bring themselves, the Company or any Group Company into disrepute;

                          (iv) become prevented by any applicable law or regulation from continuing as a director or officer of the Company or performing any of his duties;

                          (v) committed any act of fraud or dishonesty (whether or not connected with the Appointment) or committed any act which, in the reasonable opinion of the Board, materially and adversely affects his ability properly to carry out his duties and which is likely to bring the Company into disrepute;

                          (vi) become bankrupt or claimed the benefit of any Act for the time being in force for the relief of insolvent debtors or proposed or made any arrangement or composition with their creditors;

                          (vii) been convicted of a felony or other crime involving moral turpitude; or
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                                      -15-

                          (viii) become of unsound mind, as certified by a recognized doctor of psychiatry.

         9.2     Upon termination of the Appointment however arising:

                 (a) The Executive shall, without prejudice for any claim that may arise out of the termination of this Appointment, forthwith at the request of the Board resign as a director of the Company and from all offices held by him in any Group Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Group Company and, if he fails so to do, the Company is irrevocably authorized by the Executive to appoint some person in his name and on his behalf to execute such documents and to do such other things as are reasonably necessary to give effect to such resignations; and

                 (b) The Executive (or, if he shall be dead, of unsound mind or bankrupt), his personal representatives or such other persons as shall be appointed to administer his estate and affairs shall deliver up to the Company in accordance with the directions of the Board all keys, security passes, credit cards, Documents and other property belonging to or relating to the businesses or affairs of the Company or any Group Company, including all copies of all Documents containing Confidential Information which may be in his possession or under his control (or that of his personal representatives or such other persons), and shall not retain copies, extracts or notes of any of the same.

         9.3 The Executive shall have no claim against the Company in respect of the termination of the Appointment by reason of the merger, consolidation, continuation, dissolution or liquidation or the sale of all or substantially all of the assets of the Company provided that the Executive shall have first been offered in writing a new appointment with the successor or surviving company on terms no less favorable to him than under this Agreement.
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10.      CHANGE OF CONTROL

         10.1 If at any time there shall occur a "Change of Control" as that term is defined in the Company's 1997 Equity Compensation Plan, the Executive may at any time terminate this Agreement by giving to the Company not less than three months notice in writing to that effect.

         10.2 In the event of such termination, the Company shall pay the Executive upon the expiration of such notice, the Termination Amount but without any obligation to mitigate.

11.      NOTICES

         Notices by either party:

                 (a)      must be in writing addressed:

                          (i) to the Company at its registered office for the time being; and

                          (ii) to the Executive at the address set out in this Agreement or such other address as may be notified to the Company from time to time.

                 (b)      will be effectively served:

                          (i)     on the day of receipt, where any
                                  hand-delivered letter or facsimile
                                  transmission is received on a business day before or during normal working hours;

                          (ii) on the following business day, where any hand-delivered letter or facsimile transmission is received either on a business day after normal working hours or on any other day; or

                          (iii) on the fifth business day following the day of posting to an overseas address of any prepaid airmail letter.
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                                      -17-

12.      INDEMNITY

         12.1 The Company agrees, for the avoidance of doubt, that in addition to the protection offered by the By-laws of the Company, insofar as it is lawfully able, to indemnify the Executive for all proper and reasonable costs and expenses of lawyers (including disbursements and applicable taxes) incurred by the Executive in connection with or in relation to any claim, action or proceedings brought by any person arising out of any allegation against the Executive in respect of any act or omission by him in the course of carrying out his duties under this Agreement and in which the Executive is a defendant.

         12.2 This indemnity will continue to apply for the period of the Appointment and for a further period of six years after the Executive's employment with the Company has come to an end provided that the Executive:

                 (a)      instructs lawyers approved in writing by the Company;

                 (b)      acts in accordance with their advice;

                 (c) instructs the lawyers to provide copies of correspondence and other documentation to the Company and authorizes them to provide any information to the Company on request;

                 (d) has not been guilty of gross misconduct or any breach of contract, or has not been the subject of any of the other conditions or circumstances set out in Clause 9.1(b), pursuant to which the Company is entitled summarily to terminate this Agreement; and

                 (e) has not (after the expiry of the Appointment) acted in breach of any of his continuing obligations under this Agreement or any other agreement entered into by him with the Company.
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                                      -18-


13.      GENERAL

         13.1 This Agreement, which contains all the terms of the Appointment, is in substitution for all contracts between the Company and any Group Company and the Executive (whether written, oral or governed by a course of dealings) dated prior to the date hereof which shall be deemed to have terminated with effect from the Effective Date.

         13.2 The waiver, express or implied, by either Party of any right under this Agreement or any failure to perform or breach by the other shall not constitute or be deemed a waiver of any other right under this Agreement or of the same right on another occasion.

         13.3 No amendment, change or addition to the terms of this Agreement shall be effective or binding on either Party unless reduced to writing and executed by both Parties.

         13.4 The Executive represents and warrants that, other than as notified in writing to the Board, he is not a party to any agreement, contract (whether of employment or otherwise) or understanding which would in any way restrict or prohibit the Executive from undertaking or performing any of the duties of the Appointment in accordance with this Agreement.

         13.5 The Executive undertakes not to disclose or communicate any terms of the Appointment to any other employee of any Group Company or to any third party (other than for the purpose of obtaining professional advice or other than as required by applicable law, including the securities laws and regulations of the United States).

         13.6 Any provision of this Agreement which contemplates or is capable of operation after the termination of the Appointment shall apply notwithstanding termination of the Appointment howsoever arising.

         13.7 This Agreement is governed by and is to be construed in accordance with the laws of the State of New York and the Parties hereby submit to the non-exclusive jurisdiction of the Courts of the State of New York with respect to all matters relating to this Agreement.

         13.8 The Executive hereby appoints CT Corporation System, 1633 Broadway, New York, NY 10019 for service of process in connection with legal proceedings in New York and arising under or in connection with this Agreement.

         IN WITNESS WHEREOF the Parties have executed this Amended and Restated Agreement.

Attest:                           PLD TELEKOM INC.


s/s E. CLIVE ANDERSON             By: s/s DAVID HEAVENRIDGE
------------------------             ------------------------------

s/s E. CLIEVE ANDERSON                s/s SIMON EDWARDS
------------------------             ------------------------------
Witness                              Simon Edwards